Exhibit 10.1.h

Strategic Energy Annual Incentive Plan 2006 Objectives

Amended October 31, 2006

Objectives	Weighting	Threshold	Target	Superior
Core Financial Objectives
SE Pre-tax Core Earnings	50%
Key Business Objectives
Expected future margin	15%
MWh under management	15%
Individual Performance
Individual performance	20%	Discretionary	Discretionary	Discretionary

Note: Specific information regarding threshold, target and superior measures is confidential and has been removed.